                                                                                                        Exhibit 99(c)

                                 CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES
                               Schedule X - Supplementary Income Statement Information
                                                (Dollars in Millions)


                                                                          Charged to Costs and Expenses
                                                                             Year Ended December 31:
                                                                      1993             1992             1991
                                                                    -------          -------          -------
         Maintenance and repairs                                    $ 17.7           $ 18.8           $ 18.8


         Taxes, other than payroll
          and income taxes                                                                            $  4.4


         Royalties                                                  $  9.2           $  7.3           $  7.5





         Amounts for taxes,  other than payroll  and income  taxes (1993 and 1992), depreciation and amortization of  intangible assets,
         preoperating costs and similar deferrals and advertising costs are not presented because such amounts are  each less than 1% of total sales and revenues.




                                       73